Project Talent Discussion Materials Prepared for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. February 9, 2023 Preliminary Draft Subject to Review and Significant Revision Exhibit (c)(iv)

Preliminary Draft Subject to Review and Significant Revision Pearl Feedback On Key Communicated Messages 1 Offer same mix of cash / seller note / equity to public Majority of the minority required Price: At least $10.20 / publicly held share Additional Pearl comments Equity: Indicated that there is no appetite for Sapphire to be a publicly traded company. They are rejecting an equity component to the public Seller Note: Unwilling to offer as a form of consideration; perhaps possible but creates unwanted complexity. They are rejecting a seller note component to the public Transaction attractiveness was / is predicated on Diamond’s status as a Cayman Islands incorporated company, where Baryte’s support can ensure transaction certainty Countered at $7.75 / share Pearl will not take responsibility for splitting value differentially, as they feel that is something for the Special Committee to address $7.75 / share should not be considered a “best and final” as the Pearl team is still conducting diligence Pearl noted that as part of their negotiation with Baryte, Baryte had communicated that it would waive the TRA and that the TRA value would then accrue to current shareholders via Pearl’s bid. Just this week, Pearl received a memo on Feb. 7 that details some issues pertaining to challenges and limitations to the Dutch tax assets, which could reduce Pearl’s valuation of Diamond; Pearl did not have a specific number to cite as to how much TRA value (Pearl mentioned an off-the-cuff range of $30-150mm but is subject to further diligence) they had embedded in the original $7.50 / share bid, nor could they comment on how much it might adjust their new $7.75 / share bid Feb 2nd Messages to Pearl Feb 6th Pearl Response

Preliminary Draft Subject to Review and Significant Revision Offer 1 Offer 2 $mm / $ per share Jan. 11 Feb. 7 To Baryte To Public SH Total To Baryte To Public SH Total Offer Price / Share $7.50 $7.75 $7.50 $8.38 $7.75 $7.50 $10.20 $8.27 Shares Outstanding (mm) 328 328 235 93 328 235 93 328 Equity Value $2,457 $2,538 $1,760 $778 $2,538 $1,760 $947 $2,707 thereof: Cash 1,457 1,538 760 778 1,538 760 947 1,707 thereof: Seller Note 400 400 400 400 400 400 thereof: Baryte Roll Over 600 600 600 600 600 600 Net Debt 1,832 1,832 1,832 1,832 TEV $4,289 $4,371 $4,371 $4,540 TEV / '22E EBITDA 12.9x 13.1x 13.1x 13.7x TEV / '23E EBITDA 11.6x 11.8x 11.8x 12.3x Differential Cash Allocations re Feb 7th Offer $10.20 to Public SH & Implied Price to Pearl Pearl Offer Differentiation Across Shareholders 2 Quantum indicated by Baryte (1) (2) (2) (2) (3) (4) (5) (4) For every 25 cents in price bump, Pearl adds an additional $82mm in Equity Value to Diamond, which if that value is applied exclusively to top-up the price to the public, equates to +$.88/share Securing at least $10.20/public shares requires another +$1.82/public share, or +$.52 on an aggregate share basis above Pearl’s latest $7.75/share offer, equating to a +6.7% increase in aggregate equity value or +3.8% increase in TEV Source: Company Management Forecast, Company Filings, Pearl’s 2nd Offer and subsequent counter (1) Shares outstanding includes all granted, vested and unvested MEIP shares, PSUs and RSUs. All dilution shares assigned to Public SHs (2) Attribution of Equity Value to Seller Note and Baryte Roll Over based upon verbal dictation of split by Baryte with cash outlay assumed as plug (3) Net debt excludes potential exercise of options and potential cash outflow connected with the Tax-Related Assets. Inclusive of unfunded pension deficit assuming a 21% tax shield (4) 2022E EBITDA of $332mm and 2023E EBITDA of $370mm as per Company Management Forecast (5) Implied offer price to public shareholders assuming Baryte receives $7.50 per share and overall transaction occurs at $7.75 per share (6) Implied overall transaction price per share assuming Baryte receives $7.50 per share and public shareholders receive $10.20 per share (6)

Preliminary Draft Subject to Review and Significant Revision These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Diversey Holdings, Ltd. (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Disclaimer 3